Exhibit 99.3

Ohio Gathering Company, L.L.C.

December 31, 2015 and 2014 Financial Statements and Independent Auditors’ Report

Deloitte & Touche LLP Suite 3600 555 Seventeenth Street Denver, CO 80202-3942 USA

Tel: +1 303 292 5400
INDEPENDENT AUDITORS’ REPORT	Fax: +1 303 312-4000 www.deloitte.com

To the Audit Committee of

MPLX LP

Findlay, OH

We have audited the accompanying financial statements of Ohio Gathering Company, L.L.C. (the “Company”), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ohio Gathering Company, L.L.C. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 11, 2016

Member of
Deloitte Touche Tohmatsu Limited

Ohio Gathering Company, L.L.C.
Balance Sheets
($ in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash	$12,232	$44,021
Trade receivables	14,037	8,075
Affiliate receivables	208	5,977
Inventories	2,797	32
Other current assets	1,372	1,345
Total current assets	30,646	59,450

Property and equipment	1,460,259	1,257,606
Less: accumulated depreciation	(122,195)	(61,348)
Total property and equipment, net	1,338,064	1,196,258

Other long-term assets:
Other long-term assets	55	—
Deferred contract costs	6,591	6,591
Less: amortization of deferred contract costs	(1,557)	(1,123)
Total assets	$1,373,799	$1,261,176

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$17,843	$28,771
Affiliate payables	6,713	3,003
Accrued liabilities	14,008	36,322
Total current liabilities	38,564	68,096

Asset retirement obligations	5,369	889
Other long-term liabilities	154	—

Members’ equity	1,329,712	1,192,191
Total liabilities and members’ equity	$1,373,799	$1,261,176

The accompanying notes are an integral part of these financial statements.

Ohio Gathering Company, L.L.C.
Statements of Operations

($ in thousands)

	Year ended December 31,
	2015	2014
Revenue:
Gathering fees	$93,607	$40,339
Compression fees	30,549	15,728
Other revenue	125	—
Total revenue	124,281	56,067

Operating expenses:
Facility expenses	33,337	29,563
Selling, general and administrative expenses	4,127	3,122
Depreciation and accretion	61,418	42,062
(Gain) loss on disposal of property and equipment	(300)	1,453
Total operating expenses	98,582	76,200

Income (loss) from operations	25,699	(20,133)

Miscellaneous income	60	—

Income (loss) before provision for income tax	25,759	(20,133)

Provision for deferred income tax expense	19	—

Net income (loss)	$25,740	$(20,133)

The accompanying notes are an integral part of these financial statements.

Ohio Gathering Company, L.L.C.
Statements of Changes in Members’ Equity
($ in thousands)

			Summit
	MarkWest Utica	Blackhawk	Midstream
	EMG, LLC	Midstream, LLC	Partners, LLC	Total

January 1, 2014	$696,680	$6,591	$—	$703,271

Assignment of interest in Ohio Gathering Option	—	(6,591)	6,591	—

Contributions from members (see Note 1)	350,752	—	712,029	1,062,781

Distributions to members (see Note 1)	(340,619)	—	(227,079)	(567,698)

Non-cash fee contribution (see Note 3)	8,700	—	5,270	13,970

Net loss	(16,780)	—	(3,353)	(20,133)

December 31, 2014	698,733	—	493,458	1,192,191

Contributions from members (see Note 1)	119,029	—	79,353	198,382

Distributions to members (see Note 1)	(51,961)	—	(34,640)	(86,601)

Net income	15,444	—	10,296	25,740

December 31, 2015	$781,245	$—	$548,467	$1,329,712

The accompanying notes are an integral part of these financial statements.

Ohio Gathering Company, L.L.C.
Statements of Cash Flows

($ in thousands)

	Year ended December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$25,740	$(20,133)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and accretion	61,418	42,062
Amortization of deferred contract costs	435	435
Deferred revenue	(115)	—
(Gain) loss on disposal of property and equipment	(300)	1,453
Provision for deferred income tax expense	19	—

Changes in operating assets and liabilities:
Trade receivables	(5,604)	(5,829)
Affiliate receivables	5,913	(2,536)
Inventories	(2,765)	55
Other current and long-term assets	(82)	1,437
Affiliate payables	4,847	(386)
Accounts payable and accrued liabilities	3,225	1,227
Net cash provided by operating activities	92,731	17,785

Cash flows from investing activities:
Capital expenditures	(254,596)	(482,655)
Proceeds from sale of property and equipment	18,295	13,808
Net cash used in investing activities	(236,301)	(468,847)

Cash flows from financing activities:
Contributions from members	198,382	1,062,781
Distributions to members	(86,601)	(567,698)
Net cash provided by financing activities	111,781	495,083

Net (decrease) increase in cash	(31,789)	44,021
Cash at beginning of year	44,021	—
Cash at end of year	$12,232	$44,021

Supplemental schedule of non-cash investing and financing activities:
Accrued property and equipment	$25,677	$62,006
Affiliate payables for purchases of property and equipment	1,120	2,743
Affiliate receivables for sales of property and equipment	523	864
Contribution of assets by members	—	13,970
Asset retirement obligation (see Note 6)	4,147	851

The accompanying notes are an integral part of these financial statements.

Ohio Gathering Company, L.L.C.
Notes to Financial Statements

($ in thousands, unless otherwise indicated)

1.    Organization and Business

Effective May 31, 2012, MarkWest Utica EMG, L.L.C. (“MarkWest Utica”) entered into the Limited Liability Company Agreement (the “Original LLC Agreement”) with Blackhawk Midstream LLC (“Blackhawk”), in order to form Ohio Gathering Company, L.L.C. (the “Company” or “Ohio Gathering”). The Company provides natural gas gathering services in the Utica Shale region of Ohio. Under the terms of the Original LLC Agreement, MarkWest Utica and Blackhawk each made initial nominal contributions to the Company in exchange for a 99% and 1% ownership interest, respectively. In addition, the Original LLC Agreement designates MarkWest Utica Operating Company, L.L.C. (“MarkWest Utica Operating”), the parent of MarkWest Utica, as the operator of the Company with the authority to manage the day-to-day operations, subject to certain approval rights retained by the board of managers. All operational and administrative services are provided through contractual arrangements with affiliates of MarkWest Utica Operating. See Note 3 for more information regarding affiliate transactions.

After the initial contributions, MarkWest Utica was obligated to contribute all of the capital required by the Company for the development, construction and operation of certain natural gas gathering and compression assets pursued by the Company. MarkWest Utica’s and Blackhawk’s membership interests were adjusted to equal their respective share of the capital contributed. Therefore, as of December 31, 2013, MarkWest Utica owned more than a 99% interest and Blackhawk owned less than a 1% interest. Blackhawk also had an option to acquire a 40% equity interest in Ohio Gathering (the “Ohio Gathering Option”). See Note 2, in Deferred Contact Costs, for further discussion.

In January 2014, Blackhawk sold its interest and the Ohio Gathering Option to Summit Midstream Partners, LLC (“Summit”). Effective June 1, 2014 (“Summit Investment Date”), Summit exercised the Ohio Gathering Option and increased its equity ownership (“Summit Equity Ownership”) from less than 1% to approximately 40% through a net cash investment of $341.4 million.

In August 2014, MarkWest Utica and Summit entered into the Third Amended and Restated Limited Liability Company Agreement of Ohio Gathering Company, L.L.C. (“the Third Amended LLC Agreement”) which replaced the Second Amended and Restated Limited Liability Company Agreement of Ohio Gathering Company, L.L.C. In accordance with the Third Amended LLC Agreement, Summit has the right, but not the obligation, to make additional capital contributions subject to certain limitations. If Summit elects to contribute capital in response to a particular capital call then the aggregate amount of capital that MarkWest Utica is required to contribute pursuant to such capital call will be decreased, dollar for dollar, by the amount of capital Summit elects to contribute. As of December 31, 2015, Summit has elected to contribute 40% of all capital calls and in total MarkWest Utica has contributed $1.2 billion and Summit has contributed $791 million to the Company.

If a member fails to contribute any capital to the Company that is required to be so contributed or fails to timely wire the True-Up Amount (as defined in the Third Amended LLC Agreement) such member will be considered in default but will remain fully obligated to contribute such capital to the Company. The Company will be entitled to pursue all remedies available at law or in equity against the Defaulting member.

The business and affairs of the Company are overseen by a board of managers which currently consists of three managers from MarkWest Utica and two managers from Summit. Board managers are determined by investment balances and members will have one board manager for every 20% interest that it holds in the Company. Ownership is also determined based on investment balances in the Company. If Summit elects to not contribute capital in response to capital calls and its investment percentage decreases such that it is greater than 20% but less than their current 40%, they will lose a manager on the board of managers. If their investment percentage decreases below 20%, they will lose both managers on the board of managers.

2.    Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates affect, among other items, valuing inventory; evaluating impairments of long-lived assets; establishing estimated useful lives for long-lived assets; estimating revenue and expense accruals and capital expenditure accruals; valuing asset retirement obligations; establishing inputs when determining fair value of options; and in determining liabilities, if any, for environmental and legal contingencies. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers investments in highly liquid financial instruments purchased with a remaining maturity at date of acquisition of 90 days or less to be cash equivalents. Such investments would include money market accounts. The Company had no cash equivalents at December 31, 2015 and 2014.

Inventories

Inventories, which consist primarily of spare parts and supplies, are valued at the lower of weighted-average cost or net realizable value.

Property and Equipment

Property and equipment consists primarily of natural gas gathering assets, other pipeline assets, compressors and related facilities that are recorded at historical cost. Expenditures that extend the useful lives of assets are capitalized. Routine maintenance and repair costs that do not extend the useful lives of assets are expensed as incurred. Depreciation is provided principally on a straight-line method over a period of 20 years, with the exception of miscellaneous equipment and vehicles, which are depreciated over a period ranging from 3 to 15 years.

Asset Retirement Obligations

An asset retirement obligation (“ARO”) is a legal obligation associated with the retirement of tangible long-lived assets that generally result from the acquisition, construction, development or normal operation of the asset. AROs are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made, and added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability is determined using a credit-adjusted risk-free interest rate and increases due to the passage of time based on the time value of money until the obligation is settled. The Company recognizes a liability of a conditional ARO as soon as the fair value of the liability can be reasonably estimated. A conditional ARO is defined as an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.

Impairment of Long-Lived Assets

The Company’s policy is to evaluate whether there has been an impairment in the value of long-lived assets when certain events indicate that the remaining balance may not be recoverable. Long-lived assets are considered impaired when the estimated undiscounted cash flows from such assets are less than the asset’s carrying value. In that event, a loss is recognized in the amount that the carrying value exceeds the fair value of the long-lived assets. Fair value is determined using either the income or market approach as appropriate. Management considers the volume of producer customer reserves behind the asset and future natural gas and natural gas liquids prices to estimate cash flows. The amount of additional producer customer reserves developed by future drilling activity depends, in part, on expected natural gas and natural gas liquids prices. Projections of producer customer reserves, drilling activity and future commodity prices are inherently subjective and contingent upon a number of variable factors, many of which are difficult to forecast. Any significant variance in any of these assumptions or factors could materially affect future cash flows, which could result in the impairment of an asset or assets. The Company did not record any impairments for the years ended December 31, 2015 or 2014.

For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value, less the cost to sell, to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is redetermined when related events or circumstances change.

Deferred Contract Costs

Deferred contract costs represent the asset created by the fair value of the Ohio Gathering Option that was recorded in 2012 as permanent equity. This cost is amortized over the term of the arrangement into Facility expenses on the accompanying Statements of Operations.

Revenue Recognition

The Company generates its revenue by providing natural gas gathering and compression services. The Company receives a fee or fees for the gathering and compression of natural gas. The revenue the Company earns under these arrangements is related to the volume of natural gas that flows through its facilities and is not directly dependent on commodity prices. The Company’s assessment of each of the revenue recognition criteria as they relate to its revenue producing activities are as follows: persuasive evidence of an arrangement exists; delivery; the fee is fixed or determinable and collectability is reasonably assured. It is upon completion of services provided that the Company has met all four criteria and it is at such time that the Company recognizes revenue.

Revenue and Expense Accruals

The Company routinely makes accruals based on estimates for both revenues and expenses due to the timing of compiling billing information, receiving certain third-party information and reconciling the Company’s records with those of third parties. The delayed information from third parties includes, among other things, actual volumes transported or compressed and other operating expenses. The Company makes accruals to reflect estimates for these items based on its internal records and information from third parties. Estimated accruals are adjusted when actual information is received from third parties and the Company’s internal records have been reconciled.

Income Taxes

The Company is treated as a partnership for tax purposes under the provisions of the Internal Revenue Code. Accordingly, the accompanying financial statements do not reflect a provision for federal income taxes since the Company’s results of operations and related credits and deductions will be passed through and taken into account by its members in computing their respective tax liabilities. The Company is, however, subject to an income tax at the Cadiz, Ohio jurisdictional level.

The Company accounts for income taxes under the asset and liability method. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of any tax rate change on deferred taxes is recognized as tax expense (benefit) from continuing operations in the period that includes the enactment date of the tax rate change. Realizability of deferred tax assets is assessed and, if not more likely than not, a valuation allowance is recorded to reflect the deferred tax assets at net realizable value as determined by management. All deferred tax balances are classified as long-term in the accompanying Balance Sheets.

The net deferred tax liability of $19 at December 31, 2015 resulting from temporary book-tax differences is comprised of net operating loss carryforwards for state jurisdictional level tax purposes of $48, a valuation allowance of ($40), and property, plant and equipment of ($27). This net deferred tax liability has been recorded as part of Other long-term liabilities in the accompanying Balance Sheets.

Significant judgment is required in evaluating the Company’s tax positions. During the ordinary course of business, there may be transactions and calculations for which the ultimate tax determination is uncertain. However, the Company did not have any material uncertain tax positions for the years ended December 31, 2015 or 2014. The state net operating loss carryforwards begin to expire in 2017. The Company does not anticipate utilizing the entire net operating loss carryforwards and has provided an 83% valuation allowance against this deferred tax asset.

Environmental Costs

The Company records environmental liabilities at their undiscounted amounts when environmental assessments indicate that remediation efforts are probable and the costs can be reasonably estimated. Estimates of the liabilities are based on currently available facts, existing technology and presently enacted laws and regulations, and include estimates of associated legal costs. As of December 31, 2015 and 2014, the Company has not recognized any environmental liabilities.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including trade receivables, affiliate receivables and payables, accounts payable, and accrued liabilities approximate fair value because of the short-term maturity of these instruments.

Recent Accounting Pronouncements

In February 2016, the FASB issued an accounting standards update on lease accounting. This update requires lessees to put most leases on their balance sheets. The new standard also requires new disclosures to help financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. The accounting standards update will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2018, and interim periods within those years, with early adoption permitted. The Company is in the process of determining the impact of the new standard on the financial statements.

In November 2015, the FASB issued an accounting standards update to simplify the balance sheet classification of deferred taxes. The update requires that deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. The update does not change the existing requirement that only permits offsetting within a jurisdiction. The change is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2016. The guidance may be applied either prospectively or retrospectively with early adoption permitted. Our adoption of this standard in the fourth quarter of 2015 did not have a material impact on our results of operations, financial position or cash flows. We have elected to apply this standard prospectively, therefore, prior periods have not been retrospectively adjusted.

In August 2014, the FASB issued an accounting standards update requiring management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosures in certain circumstances. Management will be required to assess if there is substantial doubt about an entity’s ability to continue as a going concern for one year after the date that the financial statements are issued. Disclosures will be required if conditions give rise to substantial doubt and the type of disclosure will be determined based on whether management’s plans will be able to alleviate the substantial doubt. The accounting standards update will be effective for the first annual period ending after December 15, 2016, and for annual periods and interim periods thereafter with early application permitted. We do not expect application of this standard to have an impact on our financial reporting.

In May 2014, the FASB issued an accounting standards update for revenue recognition that is aligned with the International Accounting Standards Board’s revenue recognition standard. The guidance in the update states that revenue is recognized when a customer obtains control of a good or service. Recognition of the revenue will involve a multiple step approach including identifying the contract, identifying the separate performance obligations, determining the transaction price, allocating the price to the performance obligations and then recognizing the revenue as the obligations are satisfied. Additional disclosures will be required to provide adequate information to understand the nature, amount, timing and uncertainty of reported revenues and revenues expected to be recognized. The accounting standards update will be effective on a retrospective or modified retrospective basis for annual reporting periods beginning after December 15, 2017, and interim periods within those years, with early adoption permitted no earlier than January 1, 2017. The Company is in the process of determining the impact of the new standard on the financial statements.

3. Affiliate Transactions

The Company has no employees. Operating, maintenance and general and administrative services, including insurance, are provided to the Company under a service agreement with an affiliate of MarkWest Utica. In addition the Company has an office lease agreement with an affiliate. From time to time, the Company may also sell assets or inventory to or purchase assets or inventory at the lesser of average unit cost or fair value, from MarkWest Utica affiliates. The Company has incurred the following amounts with affiliates related to the service agreement, lease and assets sales:

	Year ended December 31,
	2015	2014
Facility expenses
Labor and benefits	$9,507	$8,285
Rent expense	271	—

Selling, general and administrative expenses
General and administrative expenses	1,511	1,500
Insurance expense	1,382	1,001

Property and equipment sold to affiliates	18,257	14,442
Property and equipment purchased from affiliates	19,289	21,341

At December 31, 2015 and 2014, the Company had affiliate payables of $6.7 million and $3.0 million, respectively, and affiliate receivables of $0.2 million and $6.0 million, respectively, related to these transactions and the service agreement. During 2015, the Company capitalized $1.8 million of labor and benefits and $4.2 million related to engineering and construction management services provided under the affiliate service agreement in Property and equipment on the accompanying Balance Sheets. During 2014, the Company capitalized $1.2 million of labor and benefits and $9.5 million related to engineering and construction management services provided under the affiliate service agreements in Property and equipment. Prior to the Summit Investment Date, MarkWest Utica paid the engineering and construction management fees to an affiliate on behalf of the Company. The affiliate service agreement was revised in 2014 and $10.8 million of Affiliate payables related to engineering and construction management fees for prior years was reclassified as a deemed capital contribution from MarkWest Utica in 2014. In addition, $3.2 million of the $9.5 million capitalized in 2014 was also classified as a deemed contribution in 2014. The Company was partially reimbursed for the deemed contributions by Summit through a contribution to the Company at the Summit Investment Date and a corresponding distribution to MarkWest Utica. There were no deemed contributions in 2015.

4. Significant Customers and Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of trade receivables, which are generally unsecured. During 2015 and 2014, one producer customer accounted for 79.5% and 84.9%, respectively, of the Company’s revenue. This customer accounted for 75.1% and 88.7%, respectively, of Trade receivables on the accompanying Balance Sheets as of December 31, 2015 and 2014.

The Company maintains cash deposits with a major bank, which, from time-to-time, may exceed federally insured limits.

5. Property and Equipment

Property and equipment is comprised of the following:

	December 31, 2015	December 31, 2014

Gas gathering and compression equipment	$1,264,402	$996,954
Land	2,078	1,959
Construction in progress	193,779	258,693
Property and equipment	1,460,259	1,257,606
Less: accumulated depreciation	(122,195)	(61,348)
Total property and equipment, net	$1,338,064	$1,196,258

Depreciation expense of $61.1 million and $41.8 million is included in Depreciation and accretion on the Statements of Operations for the years ended December 31, 2015 and 2014, respectively.

6. Asset Retirement Obligations

The Company’s assets subject to asset retirement obligations are primarily certain gas-gathering pipelines and compression equipment. The Company also has land leases that require the Company to return the land to its original condition upon termination of the lease. The Company reviews current laws and regulations governing obligations for asset retirements and leases, as well as the Company’s leases and other agreements.

The following is a reconciliation of the changes in the asset retirement obligation for the years ended:

	December 31, 2015	December 31, 2014
Beginning asset retirement obligation	$889	$—
Liabilities incurred	4,147	851
Accretion expense	333	38
Ending asset retirement obligation	$5,369	$889

At December 31, 2015 and 2014 there were no assets legally restricted for purposes of settling asset retirement obligations.

In addition to the recorded asset retirement obligations, the Company has asset retirement obligations related to certain gathering assets as a result of environmental and other legal requirements. The Company is not required to perform such work until it permanently ceases operations of the respective assets. Because the Company considers the operational life of these assets to be indeterminable, an associated asset retirement obligation cannot be calculated and is not recorded.

7. Commitments and Contingencies

In September 2015, the Company and MarkWest Utica settled a legal dispute with a pipeline construction contractor that had been engaged to construct certain natural gas gathering assets for $10.5 million (of which $5.2 million relates to the Company). The Company had accrued its portion of $2.4 million at December 31, 2014 and capitalized the costs in Property and equipment in the accompanying balance sheets. The remaining $2.8 million was capitalized in Property and equipment during 2015. The settlement has been paid as of December 31, 2015.

The Company is subject to a variety of risks and disputes, and is a party to various legal proceedings in the normal course of its business. The Company maintains insurance policies in amounts and with coverage and deductibles that it believes are reasonable and prudent. However, the Company cannot assure that the insurance companies will promptly honor their policy obligations, or that the coverage or levels of insurance will be adequate to protect the Company from all material expenses related to future claims for property loss or business interruption to the Company, or for third-party claims of personal injury and property damage, or that the coverage or levels of insurance it currently has will be available in the future at economical prices. While it is not possible to predict the outcome of the legal actions with certainty, management is of the opinion that appropriate provisions and accruals for potential losses associated with all legal actions have been made in the financial statements and that none of these actions, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition, liquidity or results of operations.

The Company has various non-cancelable operating lease agreements. The related expense and commitments resulting from these agreements is immaterial to the Company’s financial position and results of operations.

8. Subsequent Events

On March 3, 2016, Summit Midstream Partners, LP acquired Summit’s interest in Ohio Gathering. The Company evaluated subsequent events through March 11, 2016, the date the financial statements were issued.